UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Guess?, Inc.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. XVIII

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

GRETCHEN E. CARLSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain director candidates nominated by Guess?, Inc., a Delaware corporation (the “Company”) for election at the Company’s 2022 annual meeting of shareholders.

Item 1: On April 18, 2022, Legion issued the following press release:

Both Leading Proxy Advisory Firms Recommend Guess Shareholders WITHHOLD Their Votes on Paul Marciano and Maurice Marciano on the BLUE Proxy Card

ISS and Glass Lewis Determine that Change is Needed at Guess and Cite Serious Risks to the Company from Marciano Brothers Remaining on the Board

Glass Lewis Observes that Paul Marciano’s Continued Presence at Guess “Paints a Picture that the [2018] Investigation was Merely a Public Relations Ploy” Without Real Consequences

Legion Urges Shareholders to Follow ISS’s and Glass Lewis’s Recommendations and Vote to Eliminate the Existential Risk Posed to Guess by the Marciano Brothers’ Remaining in Leadership Roles

LOS ANGELES – April 18, 2022 – Legion Partners Asset Management, LLC, together with its affiliates (collectively, “we” or “Legion Partners”), a significant shareholder of Guess?, Inc. (“Guess”, or the “Company”) (NYSE: GES), today announced that both leading proxy advisory firms – Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. LLC (“Glass Lewis”) – have recommended that shareholders use the BLUE proxy card to WITHHOLD their votes on the reelection of Paul Marciano and Maurice Marciano to the Guess Board of Directors (the “Board”) at the upcoming 2022 Annual Meeting of Shareholders (the “Annual Meeting”).

Glass Lewis notes the multi-faceted layers of risk posed by the Marcianos’ continued ties to Guess and presence on the Board:1

•	“[G]iven the sheer volume of public allegations against Paul Marciano stemming back to the early 1980s, we believe there is a valid argument to be made that his continued ties to the Company, particularly as a director and key executive, not only poses a long-term reputational risk to the Company and its brand, but could also put the Company at greater litigation risk.”

•	“Shareholders should also understand that many of the alleged incidents involving Paul Marciano came to the board's attention at times during which his brother, Maurice Marciano, was on the board…and/or served as CEO of the Company…Yet it appears to us, Maurice Marciano did not take suitable action to put the interests of the Company and shareholders ahead of those of his brother, despite being in a prime position to do so.”

•	“In sum, we agree with the Dissident that shareholders and the Company would be better served by moving on from the Marciano brothers as directors, and, in our view, the continuing directors should reevaluate the necessity of Paul Marciano's continued employment at the Company in consideration of the extensive list of allegations of sexual misconduct and settlements and his immediate influence on the culture of the business.”

Glass Lewis also condemns the Board’s lack of oversight of the Marciano brothers and discounts the legitimacy of the Board’s 2018 investigation:

1 Permission to quote from the Glass Lewis and ISS reports was neither sought nor obtained. Emphases added.

•	“[W]e believe there have been far too many instances in which the board has, at best, been opaque with investors and, at worst, shown an unwavering fealty to the Marcianos.”

•	“These issues, coupled with our other stated concerns – e.g., insufficient disclosures, longstanding related party transactions, excessive executive compensation, insufficient board independence – leave us inclined to support the Dissident’s case.”

•	“The fact that Paul Marciano has been allowed to stay gainfully employed and well compensated by the Company for the past several years since the special committee’s investigation in 2018, paints a picture that the investigation was merely a public relations ploy that resulted in no meaningful consequence of note to the executive and director.”

•	“We note that certain of the complaints made by former models since 2021 include allegations of sexual misconduct by Paul Marciano that occurred after the 2018 special committee investigation, in fact, as recently as 2020. We believe this raises serious questions regarding whether the Company’s board truly put sufficient controls and procedures in place to ensure that, if they decided to retain Paul Marciano as they ultimately did, he would not have any roles that would result in him possibly being in ‘situations in which plausible allegations of improper conduct could” once again arise.’”

Glass Lewis writes the following regarding director Laurie Ann Goldman’s decision to not stand for re-election and to abstain from voting at the Annual Meeting:

•	“[W]e believe the decision of an outgoing director to abstain from voting altogether, rather than supporting her former colleagues, is far from a ringing endorsement for the incumbent board, particularly from someone who presumably has a solid understanding of its internal workings.”

Finally, Glass Lewis questions Guess’s motives for moving up the Annual Meeting date compared to prior years:

•	“By moving the meeting date up, shareholders will have to consider the arguments presented by the Dissident and the Company in a much more condensed timeframe…and shareholders will not be able to consider other potential developments regarding the allegations against Paul Marciano and the demand review committee’s investigation into their vote.”

Previously, in its report, ISS wrote:

•	“[T]here is a credible risk to the Guess brand posed by Paul Marciano's continued involvement with the company, and the board has been unable to separate him from the company despite a growing chorus of public allegations of sexual misconduct.”

•	“As removal of the Marcianos appears to be the only course available to begin a clean break in this long and sordid thread in the company's history, shareholders should withhold support for both Paul and Maurice Marciano by voting on the dissident card.”

•	“The company's 2018 investigation was troublingly inadequate in design, transparency, and result achieved. The brand and reputation of the company do not appear to have been an emphasis of the inquiry.”

•	“The measures enacted to prevent future sexual misconduct, or allegations thereof, by Paul Marciano, were seemingly ineffective; allegations of post-2018 sexual misconduct emerged in early 2021 in the form of several lawsuits.”

•	“A board unable to monitor and control the actions of its senior executives, even if such executives are founders and large shareholders, has fallen short of its oversight responsibilities. The dissident's case for change at Guess is compelling.”

Legion Managing Directors Chris Kiper and Ted White said, “We are pleased that both leading proxy advisory firms, ISS and Glass Lewis, have reached the conclusion that the Marciano brothers must go and that the independent directors’ responses to the allegations against Paul Marciano – including the 2018 board investigation – have been at best inept and at worst deceitful. As these firms conclude, the Marcianos pose high levels of risks to Guess’s brand, reputation and valuation. Their ongoing presence in leadership roles does a grave disservice to all Guess stakeholders and is holding back the Company from achieving its full potential. We urge all Guess shareholders to make their voices heard and vote for a better Guess.”

Shareholders can find additional information at www.ABetterGuess.com.

Legion urges shareholders to support its efforts by signing, dating and returning the enclosed BLUE proxy card today to WITHHOLD their vote on the re-election of Paul and Maurice Marciano.

If shareholders have already voted for the Company’s nominees, they have every right to change their vote by signing, dating and returning a later dated BLUE proxy card or by voting in person at the Annual Meeting.

If shareholders have any questions, require assistance in voting the BLUE proxy card or need additional copies of our proxy materials, please contact:

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Shareholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, CA. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and HNW investors.

Investor Contact:

John Ferguson / Joe Mills

Saratoga Proxy Consulting

(212) 257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media Contact:

Longacre Square Partners

Dan Zacchei / Joe Germani

dzacchei@longacresquare.com / jgermani@longacresquare.com

Item 2: Also on April 18, 2022, Legion posted the following materials to www.ABetterGuess.com/:

A BETTER GUESS

HOME CASE FOR CHANGE RESOURCES MEDIA COVERAGE ABOUT LEGION PARTNERS CONTACT US

RESOURCES

Legion's Materials

ISS Recommends Guess Shareholders WITHHOLD Their Votes on Paul Marciano and Maurice Marciano on the BLUE Proxy Card | April 14, 2022

Legion Partners Issues Open Letter to Guess Shareholders | April 11, 2022

Definitive Proxy Statement Supplement | April 8, 2022

Definitive Proxy Statement | March 31, 2022

Investor Presentation: Addressing the Marciano Discount | March 31, 2022

Legion Partners Files Definitive Proxy Statement to Solicit Votes Against Guess?, Inc. Directors Paul Marciano and Maurice Marciano | March 31, 2022

Legion Partners Launches "Vote No" Campaign Against Guess?, Inc. Directors Paul and Maurice Marciano | March 16, 2022

Investor Presentation: Paul Marciano – A Long List of Sexual Assault and Harassment Allegations | March 9, 2022

Legion Partners Issues Presentation Detailing Paul Marciano's Long List of Sexual Assault and Harassment Allegations and Calls on Independent Members of the Guess Board to Take Appropriate Action | March 9, 2022

Legion Partners Issues Letter to Guess?, Inc. Board of Directors | February 8, 2022

Court Documents

Jane Doe 1 and 2 vs. Guess Board of Directors | 2022

Beazley Insurance company vs. Guess and Paul Marciano | 2021

Jane Doe 3 vs. Paul Marciano | 2021

Jane Doe vs. Paul Marciano | 2021

Lindsay Ring vs. Paul Marciano | 2009

Plaintiffs 1,2,3,4 vs. Paul Marciano | 1994

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